Exhibit 99.1

For Immediate Release	Contact:	Bob DeFillippo
June 1, 2009		(973) 802-4149

PRUDENTIAL FINANCIAL, INC.

ANNOUNCES $1.25 BILLION COMMON STOCK OFFERING

NEWARK, N.J. – June 1, 2009 – Prudential Financial, Inc. (NYSE:PRU) today announced that it has commenced a public offering of $1.25 billion of its Common Stock. Citi and Goldman, Sachs & Co. will serve as joint bookrunning managers for the offering. The underwriters will have a 30-day option to purchase up to an additional 15% of the offered amount of Common Stock from the company.

The company intends to use the net proceeds from this offering for general corporate purposes, which may include contributions of capital to its insurance and other subsidiaries and the repayment of short-term borrowings or other debt, or for potential strategic initiatives.

The shares are being offered pursuant to the company’s effective shelf registration statement on file with the Securities and Exchange Commission. The proposed offering will be made only by means of a prospectus and related prospectus supplement. Copies of the prospectus supplement and accompanying prospectus relating to the offering may be obtained by visiting EDGAR on the SEC’s web site at www.sec.gov or by contacting Citi (Attention: Prospectus Department, Brooklyn Army Terminal, 140 58th Street, 8th Floor, Brooklyn, New York 11220; telephone: (800) 831-9146) or Goldman, Sachs & Co. (Attention: Prospectus Department, 85 Broad Street, New York, New York 10004; telephone: (866) 471-2526; facsimile: (212) 902-9316; email: prospectus-ny@ny.email.gs.com).

This announcement does not constitute an offer to sell or the solicitation of any offer to buy the Common Stock, nor shall there be any offer or sale of the Common Stock in any jurisdiction in which such offer, solicitation or sale would be unlawful.

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Prudential Financial, Inc., a financial services leader with approximately $542 billion of assets under management as of March 31, 2009, has operations in the United States, Asia, Europe, and Latin America. Leveraging its heritage of life insurance and asset management expertise, Prudential is focused on helping approximately 50 million individual and institutional customers grow and protect their wealth. Prudential’s businesses offer a variety of products and services, including life insurance, annuities, retirement-related services, mutual funds, investment management, and real estate services.